Exhibit 99.28(q)(x)

CERTIFICATE

The undersigned Secretary and Chief Legal Officer of Old Westbury Funds, Inc. (the "Corporation") hereby certifies on behalf of the Corporation, pursuant to Rule 483(b) under the Securities Act of 1933, as amended, that the Board of Directors of the Corporation (the "Board") duly adopted the following resolution at a meeting of the Board held on January 13, 2025.

RESOLVED, that the directors and officers of the Corporation who may be required to execute any amendments to the Corporation's Registration Statement on Form N-lA be, and each hereby is, authorized to execute a power of attorney appointing James V. Catano Esq., Yvette M. Garcia, Esq., and Nicola Knight, Esq., jointly and severally, their attorneys-in-fact, each with power and authority of substitution and resubstitution, for said directors and officers in any and all capacities to sign the Corporation's Registration Statement on Form N-lA under the 1933 Act and the 1940 Act and any and all amendments to such Registration Statement on Form N-1A, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, the directors and officers hereby ratifying and confirming all that each of said attorneys-in fact, or his or her substitute or substitutes, may do or may have caused to be done by virtue hereof.

Dated: February 10, 2025

/s/ Nicola R. Knight

Nicola R. Knight

Secretary; Chief Legal Officer